Exhibit 10.3

January 11, 2007

Mr. B. Curtis Westen

[ADDRESS]

[ADDRESS]

Dear Curt:

The purpose of this letter agreement is to amend your Employment Letter Agreement (the “Letter Agreement”) dated as of June 28, 2006 by and between you and Health Net, Inc. (the “Company”). as set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Letter Agreement. Except as set forth below, all other terms of the Letter Agreement shall remain in full force and effect.

Paragraph 1, Section A is hereby amended and restated as follows:

Employment and Title. Unless your employment is earlier terminated pursuant to Section 4 hereof, you will continue to be employed by the Company and hold the title of Senior Vice President, General Counsel and Secretary until February 1, 2007. February 1, 2007 will be referred to as the “Transition Date”. Following the Transition Date, you will continue to be employed full time until July 31, 2007 (the “Termination Date”) by the Company as Senior Vice President and Special Counsel, unless your employment is earlier terminated pursuant to Section 4 hereof.

In order to confirm your agreement with the Company and your acceptance of these terms, please sign one copy of this letter and return it to me.

Very truly yours,

/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

This will confirm my agreement to the amendment set forth above.

/s/ B. Curtis Westen	1-11-07
B. Curtis Westen	Date

cc:	Karin Mayhew
D.Colia – for Westen personnel file